Exhibit 99.1
Digital River Informed By Symantec That It Will Not Extend
E-commerce Contract Beyond June 30, 2010 Expiration
Expects Third Quarter Revenue and Earnings Per Share At Or
Slightly Above Top End of Guidance Range
MINNEAPOLIS, October 12, 2009 — Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announced today that Symantec Corporation (NASDAQ: SYMC) has notified Digital River that Symantec will not extend its existing e-commerce agreement. The agreement, under which Digital River provides a variety of e-commerce-related services to Symantec, expires on June 30, 2010.
Symantec informed Digital River on Friday, October 9th that it expects to move all of the online traffic currently outsourced to Digital River to an internally developed Symantec e-commerce system before the current contract expires. Symantec has not yet informed Digital River regarding the timing of its migration plans or the nature of the support it will require from Digital River during the transition period.
“We are surprised and deeply disappointed that Symantec has chosen to move to an internally developed system, but we remain very confident in the future of our business,” said Joel Ronning, Digital River’s CEO. “While Symantec is still our largest customer, the proportion of Symantec revenues relative to our other customers has declined significantly over the past few years as our non-Symantec business has grown at an increasing rate. Our company is financially strong, our new business pipeline remains healthy, and sales activity in the software, consumer electronics and business-to-business sectors continues to grow. As more businesses move to online sales and distribution, Digital River is well positioned for future growth and we are confident in our ability to unlock potential in key markets.”
In 2008, sales of products for Symantec accounted for 24.3% of Digital River revenue and sales derived from proprietary Digital River services sold to Symantec consumers accounted for 9.4% of Digital River revenue. For Digital River’s quarter ended June 30, 2009, sales of Symantec products accounted for 22.5% of revenue and related services revenues accounted for 7.5% of revenue.
Digital River also announced that it expects financial results for the third quarter ending September 30, 2009, will be at or slightly above the top end of the guidance it provided on July 29, 2009. At that time, the Company said it expected third quarter revenue of $96.5 — $98.5 million, GAAP diluted net income per share of $0.26 — $0.29 and non-GAAP diluted net income per share of $0.38 — $0.41, both assuming a 27 percent tax rate. The Company also said it expects sequential revenue from its non-Symantec business to have grown at approximately 8% during the third quarter, compared to approximately 2% sequential growth during the second quarter 2009. The Company expects to provide additional information in its third quarter earnings announcement which will be released after market close on November 3, 2009.
Digital River will hold a conference call today at 8:30 a.m. Eastern to discuss this announcement. A live webcast of this conference call can be accessed at http://www.digitalriver.com/2009/investorrelations/.
Alternatively, a live broadcast of the call may be heard by dialing 1-888-373-5705 inside the United States or Canada, or by calling 1-719-457-3840 from international locations, and using the conference ID # 245630. A webcast replay of the call will be archived on Digital River’s corporate Web site.
About Digital River, Inc.
Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software and game publishers, consumer electronics manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.
Founded in 1994, Digital River is headquartered in Minneapolis with offices across the U.S., Asia, Europe and South America. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call +1 952-253-1234.
Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding the Company’s anticipated future growth, including future financial performance, as well as statements containing the words “anticipates,” “believes,” “plans,” “will,” or “expects” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others: the transition of business to Symantec’s in-house e-commerce system; the Company’s operating history and variability of operating results; competition in the e-commerce market; challenges associated with international expansion; the variability of foreign exchange rates; our ability to successfully manage our business while undertaking significant internal investments; our ability to achieve favorable tax rates in our international operations; and other risk factors referenced in the Company’s public filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and Form 10-K/A for the year ended Dec. 31, 2008. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Digital River’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time-to-time.

The forward-looking statements reflect Digital River’s expectations as of October 12, 2009. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.
Digital River is a registered trademark of Digital River, Inc. All other trademarks and registered trademarks are trademarks of their respective owners.
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